NSAR ITEM 77O
VK Bond Fund
January 1, 2003 - June 30, 2003
10f-3 Transactions


Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase
    1     International Paper   Salomon Smith 980         0.14        3/14/03
     5.30% due 4/1/2015   Barney

2   General Motors        Merrill Lynch 895,000     0.003	  6/26/03
    8.375% due 2033

    3     General Motors  Bank of America 520,000   0.005         6/26/03
          4.50% due 2006


Underwriters for #1
Morgan Stanley & Co. Incorporated
Salomon Smith Barney
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
UBS Warburgh LLC
ABN AMRO Incorporated
Bank of America Securities LLC
BNP Paribas Securities Corp.
Credit Suisse First Boston LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Tokyo-Mitsubishi International plc


Underwriters for #2
Morgan Stanley
Merrill Lynch & Co.
Citigroup
Banc of America Securities LLC
Goldman, Sachs & Co.
JPMorgan
Banc One Capital Markets, Inc.
Deutsche Bank Securities
BNP Paribas
SC Cowen
Credit Suisse First Boston
UBS Investment Bank
Bear, Stearns & Co. Inc.
Lehman Brothers
Standard Chartered Bank
BMO Nesbitt Burns
RBC Capital Markets
TD Securities
WestLB AG
CIBC World Markets
Scotia Capital
Tokyo-Mitsubishi International plc



Underwriters for #3
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Banc One Capital Markets, Inc.
Bear, Stearns & Co. Inc.
J.P. Morgan Securities
Citigroup Global Markets Inc.
Mellon Financial Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Scotia Capital(USA)Inc.
Comerica Securities, Inc.
SMBC Securities, Inc.